Exhibit 10.3

Carbonite Inc.
Employee Severance Plan

Effective: April 2016

Amended: July 26, 2018

1.	SUMMARY INFORMATION
Name of Plan: The name of the Plan under which benefits are provided is the Carbonite, Inc. (“Company”) Employee Severance Plan, and will be referred to throughout this booklet as the “Severance Plan.” Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the 2011 Equity Award Plan.
Plan Sponsor: The Sponsor of the Severance Plan is:
Carbonite Inc.
Two Avenue de Lafayette
Boston, MA 02111
617-587-1100

Plan Administrator: The Plan Administrator of the Severance Plan is:
The Severance Plan Committee
c/o Carbonite, Inc.
Two Avenue de Lafayette
Boston, MA 02111
617-587-1100

Employer Identification Number and Plan Number: The Employer Identification Number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 33-1111329. The Plan Number (PN) assigned to the Severance Plan by the Company is 501.
Type of Plan: The Severance Plan is a welfare benefit plan as defined by the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Severance Plan provides salary continuation for eligible employees.
Plan Year: Calendar year.
Type of Administration: Self-Administered.
Funding: Benefits payable under the Severance Plan are provided from the general assets of the Company.
Agent for Service of Legal Process: For disputes arising under the Severance Plan, service of legal process may be made upon the Plan Administrator.

2.	ELIGIBILITY FOR SEVERANCE PAY
(a) Eligible Employees. The Severance Plan provides severance benefits to those employees of the Company (and designated subsidiaries), located within the United States, and whose employment with the Company is involuntarily terminated by the Company other than for Cause.
For the avoidance of doubt, the following employees shall not be eligible for benefits under this Severance Plan: (i) employees employed by the Company (and its designated subsidiaries) located outside of the United States and (ii) senior executives listed on Exhibit B of the Company’s Senior Executive Severance Plan.

(b) Continuous Employment. Employees must be employed on a full-time basis in order to be covered under the Severance Plan and must perform in a satisfactory manner, as determined by the Company, in order to receive severance pay under the Severance Plan. If an eligible employee voluntarily terminates his or her employment or fails to perform his or her job duties in a satisfactory manner through the employee’s last date of scheduled employment, he or she will not be eligible for severance pay under the Severance Plan.
(c) Change in Control. No severance benefits are payable under the Severance Plan if, subsequent to a Change of Control of the Company, an employee is offered employment on the same or a substantially similar basis with the surviving or successor entity.
(d) Execution of Separation Agreement. In addition, an employee otherwise eligible for benefits hereunder must execute and not revoke a Separation Agreement, Waiver of Claims and Release (the “Separation Agreement”) in substantially the form attached hereto at Exhibit A and by the deadline specified by the Plan Administrator (but in any event no later than 52 days following the termination date) in order to be eligible for benefits under the Severance Plan. Exhibit A maybe modified from time to time in the sole discretion of the Plan Administrator so as to ensure that the form remains consistent with current laws.

3.	SEVERANCE PAY PROVIDED
Eligible employees will receive a severance benefit in the form of a lump sum payment equal to:
(a) For executive-level employees who are not otherwise subject to Carbonite’s Senior Executive Severance Plan (“Executives”), an aggregate one-time payment of three (3) months’ pay, based on the employee’s base salary or base wages at the time of termination. Furthermore, if an Executive is terminated without Cause within one (1) year after the consummation of a Change of Control of the Company, such Executive shall be entitled to receive an aggregate one-time payment equal to an additional three (3) months’ pay, based on such employee’s base salary or base wages at the time of termination.
(b) For all other employees, two (2) weeks’ pay for each year of service or partial year thereof (based on the employee’s base salary or base wages at the time of termination), up to a maximum severance payment not to exceed twelve (12) weeks’ pay, unless otherwise approved by the Chief Executive Officer or Chief Financial Officer.

4.	COMPANY-PAID MEDICAL, DENTAL, AND VISION COVERAGE
If the employee is currently enrolled in the medical, dental and vision plans:
(a) For Executives, following the termination date, all benefits offered by the Company, including health insurance benefits, shall cease. From and after such date, the Executive may elect to continue participation in the Group Medical Insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at their own expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice provided by the COBRA administrator and by paying the monthly premium. If the Executive elects COBRA coverage, the Executive shall be entitled to receive a lump sum payment equal to three (3) times the monthly amount of the Company’s portion of the monthly premium payments for each such coverage elected by the Executive for the Executive and his or her eligible dependents, if applicable, during the month immediately preceding the termination date. Furthermore, if an Executive is terminated without Cause within one (1) year after the consummation of a

Change of Control of the Company and elects COBRA coverage, such Executive shall be entitled to receive an additional aggregate one-time payment equal to three (3) times the monthly amount of the Company’s portion of the monthly premium payments for each such coverage elected by the Executive for the Executive and his or her eligible dependents, if applicable, during the month immediately preceding the termination date.
(b) For all other employees, following the termination date, certain benefits offered by the Company, including 401(k) matches, life insurance, short-term disability and long-term disability, shall cease. Any health, dental and vision benefits the employee is enrolled in will continue until the last day of the month in which the termination date occurs. If the employee elects COBRA coverage, the coverage will continue for thirty (30) days after the date of termination. From and after such date, the employee may elect to continue participation in the Group Medical Insurance benefits pursuant to COBRA, at the employee’s expense by notifying the Company in the time specified in the COBRA notice provided by the COBRA administrator and by paying the monthly premium.
Coverage under all other benefit plans and policies plans will cease as of the employee’s last day of active employment in accordance with the terms of the relevant plan documents.

5.	OPTIONS AND RESTRICTED STOCK UNITS
Employees may have been granted incentive stock options (“ISOs”) or restricted stock units (“RSUs”) under the Company’s 2011 Equity Award Plan. Under that plan, all unvested RSUs and ISOs will be void as of the termination date and the employee shall have no further rights with respect to those awards. Employees shall have the right for 90-days following the termination date (the “Exercise Period”) to exercise vested ISOs. Any vested ISOs which the employee does not exercise by the end of the Exercise Period will thereafter be void and the employee shall have no further rights with respect to those vested ISOs.

6.	PAYMENT INFORMATION
Severance will be paid in a lump sum on the first regular payroll cycle following an eligible employee’s termination of employment and timely execution and non-revocation of the Release (but in no event later than 60-days after the termination date). All payments will be subject to legally-mandated withholdings such as FICA and federal and state income taxes.

7.	ADDITIONAL INFORMATION
Neither the adoption of the Severance Plan nor its operations shall in any way affect the right of the Company to dismiss or discharge any employee, with or without Cause, at any time.

8.	PLAN ADMINISTRATION
The Severance Plan shall be administered by the Severance Plan Committee (the “Plan Administrator”), which shall be the “named fiduciary” of the Severance Plan for purposes of ERISA. The Severance Plan Committee will be comprised of the Company’s Chief Financial Officer, General Counsel and the Vice President of Human Resources. The Plan Administrator has the sole and absolute power and authority to interpret and apply the provisions of the Severance Plan to a particular circumstance, make all factual and legal determinations, construe uncertain or disputed terms and make eligibility and benefit determinations in such manner and to such extent as the Plan Administrator, in its sole discretion may determine. Benefits under the Severance Plan will be paid only if the Plan Administrator, in its sole discretion, determines that an individual is entitled to them.

The Plan Administrator shall promulgate any rules and regulations necessary to carry out the purposes of the Severance Plan or to interpret the terms and conditions of the Severance Plan. The rules, regulations and interpretations made by the Plan Administrator shall be applied on a uniform basis and shall be final and binding on any eligible employee or former eligible employee and any successor in interest.
The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance pay, to designated individuals or committees.

9.	CLAIMS PROCEDURE
If the employee believes he or she is eligible for severance benefits and has not been so notified, the employee should submit a written request for benefits to the employee’s immediate supervisor. The employee must take such action no later than 30-days after the termination of employment.
If the Claim is Denied
If all or part of the claim for severance benefits is denied, the employee will receive written notice of the denial from the Vice President of Human Resources within 60-days after the employee has applied for a benefit. This notice will include:
*    the specific reason(s) for the denial;

*	reference to specific Severance Plan provisions on which the denial is based;

*	a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary;
*    an explanation of the Severance Plan’s review procedures; and

*	an explanation of the right to bring a suit for benefits under ERISA in the event of an adverse decision upon review.
If the employee disagrees with the decision, the employee may send a written notice to have the claim reviewed by the Plan Administrator. The employee must send the notice for review within 60-days after the original denial was provided or mailed to the employee.
In connection with review of the claim, the employee (or the employee’s authorized representative) will be given the opportunity to review all documentation pertaining to the decision, and to submit issues and comments in writing.
The employee’s claim will be reconsidered and the employee will receive written notice of the decision within 60-days after receiving the notice for review. If special circumstances require an extension, the employee will receive written notice to that effect; in this case, the employee will be informed of the final decision within 120-days. This decision will be in writing and will include the reason for the decision, with specific reference to pertinent plan provisions and an explanation of the right to bring a suit for benefits under ERISA section 502(a). All interpretations, determinations and decisions of the Plan Administrator will be final and binding.

10.	AMENDMENT AND TERMINATION OF PLAN
The Company reserves the right to amend or terminate the Severance Plan in its discretion at any time; provided, however, that no such amendment or termination shall deprive any person, without such person’s consent, of any rights previously granted pursuant to the Severance Plan in connection with such person’s qualifying termination of employment, prior to the amendment or termination of the Severance Plan.

11.	CONSTRUCTION AND ENFORCEMENT
Except as superseded by ERISA or other federal law, this Severance Plan shall be governed by and interpreted according to the laws of the Commonwealth of Massachusetts. The Plan Administrator shall have complete authority and discretion to interpret the provisions of this Severance Plan as they apply to particular facts and circumstances and such interpretations shall be binding on all interested parties, provided that such interpretations are applied consistently and in a nondiscriminatory manner to similar facts and circumstances, and in accordance with applicable law.

12.	STATEMENT OF ERISA RIGHTS
As a participant in the Severance Plan employees are entitled to certain rights and protections under ERISA. ERISA provides that all Severance Plan participants shall be entitled to:

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Severance Plan and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Severance Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Severance Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Severance Plan. The people who operate the Severance Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of the employee and other plan participants. No one, including the Company or any other person, may fire or otherwise discriminate against the employee in any way to prevent the employee from obtaining a severance benefit or exercising rights under ERISA.
If the employee’s claim for a severance benefit is denied or ignored, in whole or in part, the employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps the employee can take to enforce the above rights. For instance, if the employee requests a copy of plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, the employee may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the employee has a claim for benefits which is denied or ignored, in whole or in part, the employee may file suit in a state or Federal court. If it should happen that the employee is discriminated against for asserting their rights, the employee may seek assistance from the U.S. Department of Labor or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the employee is successful, the court may order the Company to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the claim is frivolous.
Any questions about the Severance Plan should be directed to the Plan Administrator. Any questions about this statement or about the rights under ERISA, or if the employee needs assistance in obtaining documents from the Plan Administrator, the employee should contact the nearest office of the Employee Benefits Security Administration (EBSA) (formerly known as the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The employee may also obtain certain publications about the rights and responsibilities under ERISA by calling the toll-free Employer and Employee hotline of the Employee Benefits Security Administration.